Exhibit 10.24

HUMAN RESOURCES MEMORANDUM

TO:	Julie M. Jacobs (ID 074509)

FROM:	Dave Harmon, EVP AOL Human Resources

CC:	Gillian Pon, VP AOL Human Resources, Total Rewards

DATE:	April 1, 2009

SUBJECT:	Retention Bonus Program

This memo is to notify you that you are eligible to participate in a one-time, discretionary retention bonus program (“Retention Bonus Program”) with AOL LLC (together with its subsidiaries and affiliates, “AOL” or “the Company”). This letter sets forth the key terms and conditions of your participation in the Retention Bonus Program.

1.	Retention Bonus Program
a.	Bonus Period. The Retention Bonus Program shall be effective from April 1, 2009 and shall end on March 31, 2010 (“Bonus Period”).

b.	Bonus Payment. Subject to the Bonus Conditions set forth below, the total retention bonus amount for which you may be eligible shall be a one-time payment equal to $45,000, less applicable withholdings (“Bonus Payment”).

2.	Retention Bonus Conditions

Your eligibility for the Bonus Payment shall be subject to and dependent upon you meeting the following conditions:

a.	Employment. You must be a full-time, active employee of the Company throughout the entire Bonus Period, subject to the following conditions:

(i)	Prior to the end of the Bonus Period, if AOL terminates your employment without cause, as defined below, in exchange for your execution and delivery of the Company’s standard separation agreement which contains, among other obligations, a valid release of all claims against the Company, you shall be entitled to receive any remaining, unpaid Bonus Payment under the Retention Bonus Program.

(ii)	Prior to the end of the Bonus Period, if AOL terminates your employment for cause, as defined below, or if you resign your employment for any reason, you will not be entitled to any Bonus Payment (or any pro rata Bonus Payment) for the Bonus Period. If during the Bonus Period you move to another Time Warner entity, you will not be entitled to any Bonus Payment (or any pro rata Bonus Payment) for the Bonus Period.

(iii)	Prior to the end of the Bonus Period, as a result of an “AOL Change of Control Transaction”, as defined as you no longer having a position with the Company, the Company agrees to terminate your employment and characterize such termination as a termination without cause for purposes of paragraph 2(a)(i) above. For purposes of this Retention Bonus Program, an “AOL Change in Control Transaction” means a transaction that results in (i) a transfer by the Company or any Affiliate of the Company of your employment to a corporation, company or other entity whose financial results are not consolidated with those of the Company or Time Warner, or (ii) a change in the ownership structure of the Company or Affiliate with which you are employed such that the Company’s or Affiliate’s financial results are no longer consolidated with those of Time Warner.

(iv)	For purposes of this Paragraph, “cause” means: (i) your conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (ii) your failure, in the sole discretion of the Company, to satisfactorily perform your duties and responsibilities for the Company; (iii) fraud, embezzlement, misappropriation, or material destruction of Company property by you; (iv) your breach of any statutory or common law duty of loyalty to the Company; (v) your violation of the Company’s Confidentiality, Non-competition and Proprietary Rights Agreement (the “CNPR Agreement”) or the Standards of Business Conduct; (vi) your improper conduct substantially prejudicial to the Company’s business; or (vii) your failure to cooperate in any internal or external investigation involving the Company.

b.	Eligibility. Eligibility for participation in the Retention Bonus Program shall be determined by the Executive Vice President, Business Development and General Counsel and the Executive Vice President of the Human Resources department, at their sole and absolute discretion, and can be revised at any time, with or without notice, for any reason not prohibited by law.

c.	Satisfactory Performance. You must perform your position in a satisfactory fashion throughout the entire Bonus Period. Satisfactory performance shall be determined by the Executive Vice President, Business Development and General Counsel and the Executive Vice President of the Human Resources department, at their sole and absolute discretion. If you are on a Performance Improvement Plan at the time of payout, you will not be deemed eligible to receive a bonus payment.

d.	Leave of Absence. If you are on an approved leave of absence during the Bonus Period, you shall receive a Bonus Payment only upon your return to work. If you do not return from a leave of absence, you will not receive a Bonus Payment.

e.

Payment Dates and Withholdings. Any Bonus Payment to which you may be awarded under this Retention Bonus Program shall be paid, less applicable withholdings, on your next regularly scheduled pay date following the end of the Bonus Period, unless local law requires that it be paid sooner. If AOL terminates your employment without cause as referenced in paragraph 2(a)(i) above, AOL will pay any remaining, unpaid Bonus Payment, less applicable withholdings, within four (4) weeks of its receipt of your executed separation agreement.

f.	CNPR Agreement/Non-Disparagement. You agree to comply with the current version of the Company’s Confidentiality, Non-competition and Proprietary Rights Agreement (the “CNPR Agreement”) which is incorporated herein by reference. In addition, you agree not to make any disparaging or untruthful remarks or statements about the Company, its officers, directors, employees or agents, and to comply with the Standards of Business Conduct and all other relevant policies of the Company.

g.	Confidentiality. You agree to keep the existence and details of the Retention Bonus Program, including your participation in the Retention Bonus Program, strictly confidential. Any breach of this provision shall result in forfeiture of your eligibility for the Bonus Payment or your return of the Bonus Payment to the Company if previously paid to you.

All other terms and conditions of your employment with the Company remain in full force and effect. Your employment with the Company remains at-will, unless otherwise provided in a separate writing signed by an authorized officer of the Company. Nothing in this letter or the Retention Bonus Program is intended to create a contract for employment or guarantee of continued employment with the Company for any period of time. The Bonus Program is a discretionary incentive provided by the Company. It is not intended to be a payment of wages for services performed and no entitlement to any bonus payment should arise unless all of the stated terms and conditions of this Bonus Program have been satisfied in the Company’s sole and absolute discretion.

Please sign and date a copy of this memo and return it to Gillian Pon, via fax (703-265-7825) or interoffice mail by April 30th, 2009 if you wish to participate in this Retention Bonus Program. If you have any questions, please do not hesitate to contact People Direct (PeopleDirect@corp.aol.com).

ACCEPTED:	/s/ Julie Jacobs	DATE:	4/08/09
Julie M. Jacobs